UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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TEGNA INC.

(Exact name of registrant as specified in its charter)

STANDARD GENERAL L.P.
STANDARD GENERAL MASTER FUND L.P.
SOOHYUNG KIM
COLLEEN B. BROWN
ELLEN MCCLAIN HAIME
DEBORAH MCDERMOTT
STEPHEN USHER
DAVID GLAZEK
AMIT THAKRAR
DANIEL MALMAN

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Standard General L.P., together with the other participants named herein, on March 30, 2020, filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2020 annual meeting of shareholders of TEGNA Inc., a Delaware corporation (the “Company”).

On April 20, 2020, Standard General issued the following press release:

STANDARD GENERAL URGES SHAREHOLDERS TO REVITALIZE TEGNA’S BOARD

Disappointing Preliminary Q1 Results Underscore Need for Board Change at TEGNA

TEGNA Board Shows Disdain for Independent Thinking and Different Views

TEGNA Shareholders Have Opportunity to End TEGNA’s Groupthink Culture

Shareholders Should Vote on the WHITE Proxy Card Today for Standard General’s Four Diverse, Highly Qualified Director Nominees

NEW YORK, April 20, 2020 – Standard General L.P., the largest equity holder of TEGNA Inc. (“TEGNA” or the “Company”) (NYSE: TGNA), today released an open letter encouraging TEGNA shareholders to vote on the WHITE proxy card for meaningful shareholder representation in the TEGNA Boardroom by electing Standard General’s four exceptional director candidates.

“TEGNA’s Q1 performance is disappointing, with year-over-year results that indicate no core growth. When adjusting for unpredictable political revenues with 85% contribution margins1, there is little to justify the management characterization of the quarter as ‘Strong’. Beyond the fact that these results missed FactSet consensus, TEGNA should have benefitted from the 50% of retransmission consents it renegotiated over the past year, much less from the synergized contributions of all of the acquisitions completed. These numbers don’t add up. And this for a quarter that should not have been impacted much by the ongoing COVID19 crisis. This disappointing result, and more so management’s positive spin, is further evidence of the need for a complete operational review,” said Soohyung Kim, Standard General’s Founding Partner.

Mr. Kim continued, “The TEGNA Board has spared no expense to prevent the largest owner of TEGNA stock from having a seat on the Board, while it insists the incumbent directors alone know best how to operate the Company and drive shareholder value. But these directors do not own much stock and none have bought shares in many years, including at these depressed prices. We own 12% of the stock and believe we can bring some fresh perspectives to help this underperforming Company. It should be a leader.”

Mr. Kim concluded, “Even after years of underperformance, the Board refuses to acknowledge the need for change. We believe objectivity and experience is needed in the boardroom. This Board could use some new perspectives – especially those of its largest shareholder and directors with deep operating experience in the industry.”

The full text of the letter follows and is available at www.TomorrowsTEGNA.com:

1 Based on industry estimates.

April 20, 2020

To Our Fellow TEGNA Shareholders:

I am writing on behalf of Standard General, the largest investor in TEGNA Inc. with an equity interest equal to approximately 12% of the outstanding shares. At the upcoming meeting of shareholders, which is scheduled to be held on April 30, I am asking you to vote on the Standard General WHITE proxy card for four new directors who will bring fresh perspectives and promote needed changes for the benefit all shareholders.

For years, TEGNA has been a poor steward of its best-in-class assets. The Company’s performance – measured by station ratings, operating margins, organic growth, and shareholder returns – lag that of its closest peers. More recently, TEGNA has overpaid for a series of cash acquisitions, resulting in a highly leveraged balance sheet at precisely the wrong time. In addition, the Board has failed to capitalize on long-standing strategic interest in the Company from four qualified suitors.

TEGNA’s Q1 performance is disappointing, and we are surprised by management’s characterization of it as “strong.” In late 2019, Tegna repriced half of its subscribers at what should be much higher retrans rates, which should therefore be generating considerably higher revenue this quarter. However, TEGNA’s reported Q1 2020 numbers imply a significant degradation in core revenues, even as their peers are experiencing double-digit organic growth. The management team has obfuscated this underperformance and claimed significant synergies from acquisitions and strong performance in their core business. The numbers just don’t add up, as the chart below illustrates.

Source: Company filings

(1) Incremental political revenue generated in Q1 2020 of $44m multiplied by an estimated 85% contribution margin.

(2) Per Company presentation dated March 2020 – page 15 indicates $200m blended EBITDA – contribution from acquisitions adjusted downward for odd year (to exclude political impact).

(3) As an example, Sinclair, an industry peer, reported a 13% organic increase in its local affiliate subscription revenue in 2019. If we take TEGNA’s Q1 2019 subscription revenue of $242m and assume 13% growth and a 40% net retrans margin (per Wells Fargo report Apr 13, 2020), this implies an incremental EBITDA contribution of $13m. However, management’s guidance implies an unexplained loss of $23m.

We believe the disappointing Q1 numbers is further evidence of the need for a complete operational review.

The incumbent directors, however, continue to insist that all is well. They are spending more than $12 million to “defend” their Board seats and attempt to convince you not to elect TEGNA’s single largest investor to the Board or any of the three talented, female broadcasting operating executives we recruited as Board nominees.

Why is that?

I believe this Board is more focused on uniformity of thought than it is on vigorous debate or ensuring shareholder interests are well served. This is why they made it a point that the Board unanimously turned down my own candidacy for the Board, and did the same unanimous rejection to both Colleen Brown and Ellen McClain when we suggested them as further compromise candidates.

In the same spirit, the TEGNA Board has made a point of highlighting an anonymously sourced New York Post story saying that I disagreed with some of my fellow directors when I was on the Board at Media General.

Apparently the TEGNA Board believes a director that occasionally has a respectful difference in business judgment should be disqualified from Board service.

I trust you don’t agree with that. And I trust that curious shareholders have done their own research and have read the publicly filed SEC Proxy Disclosure materials on the Nexstar / Media General merger.

The whole point of having a Board, with multiple directors of diverse background, is to have different perspectives and experience that can be shared. If every director must always agree with every other director, what is the point of having a Board?

The disagreements in the Media General boardroom were over differences of business judgment – on the topic, for example, of who should lead a combined Media General / Meredith if that proposed transaction were to have been completed. Later in negotiating the Nexstar deal, I was the leading proponent of having a contingent value right to ensure Media General shareholders received value for Media General’s spectrum, which otherwise was not being valued by the bankers in the deal. No one has ever questioned the good faith of my views or of the minority of directors that disagreed with me. Indeed, the only two Media General directors to speak on the record have made a point of noting that the Media General Board welcomed robust debate and that I contributed meaningfully to the Board’s deliberations and outcomes.

Since becoming a pure-play local affiliate broadcaster in mid-2017, TEGNA has lagged its peers in total shareholder returns. And now, unlike its peers, TEGNA has been forced to furlough critical local news reporters during the pandemic because TEGNA’s balance sheet is overstretched and its performance weak. The market has clearly spoken: the stock trades around $11 today, a significant discount to the $20 per share several suitors offered in recent months.

The Board insists all is well and no change is required.

We believe shareholders should demand more. We believe fresh perspectives will be beneficial at TEGNA, especially given the Board’s failure to capitalize on its great assets. And we are convinced that our contributions will help create value for all shareholders. We therefore encourage you to vote for change by returning the Standard General WHITE proxy card.

Sincerely,

Soohyung Kim

Founding Partner

Standard General L.P.

About Standard General

Standard General was founded in 2007 and primarily manages capital for public and private pension funds, endowments, foundations, and high net-worth individuals. Standard General's extensive experience in local television broadcasting includes investments in: Media General, a former publicly-traded broadcasting company now part of Nexstar Media Group; Standard Media Group, an innovative and diverse media company committed to high-quality local news; and MediaCo Holding, a holding company that invests in local broadcast media and radio stations.

Media General was a publicly-traded broadcaster which, like TEGNA, had a long tradition in print media, and had divested those assets to pursue a pure-play broadcasting strategy. As a substantial shareholder with a single Standard General principal on the Board, we worked constructively with the management team and directors to help guide Media General through a merger with publicly-traded LIN Media LLC that more than doubled its station portfolio.

Following that merger, we helped oversee substantial increases in cash flow through a series of operational improvement initiatives and strategic acquisitions before ultimately selling the combined company to Nexstar Media Group in transaction valued at approx. $5 billion. The sale price represented a multiple of 11.2X EBITDA and an implied return of 179% during our 3.6 years of ownership.

Investor Contacts

Bruce Goldfarb / Jason Alexander / Pat McHugh
Okapi Partners
info@okapipartners.com
(212) 297-0720

Media Contact

media@standgen.com

Forward-looking Statements

All statements contained in this communication that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this communication that are not historical facts are based on current expectations, speak only as of the date of this communication and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Standard General L.P. disclaims any obligation to update the information herein except as may be required by law and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Standard General L.P. has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

Important Information

Standard General L.P., together with the other participants in Standard General's proxy solicitation, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit proxies in connection with the 2020 annual meeting of shareholders (the "Annual Meeting") of TEGNA Inc. (the "Company"). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Standard General's proxy solicitation. These materials and other materials filed by Standard General with the SEC in connection with the solicitation of proxies are available at no charge on the SEC's website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Standard General with the SEC are also available, without charge, by directing a request to Standard General's proxy solicitor, Okapi Partners LLC, at its toll-free number 1-855-208-8902 or via email at info@okapipartners.com.

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